UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
————
SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[X] Definitive Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
ACCESS PHARMACEUTICALS, INC.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

(1)	Title of each class of securities to which transaction applies: _____________________
(2)	Aggregate number of securities to which transaction applies: _____________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________

(4)	Proposed maximum aggregate value of transaction: _____________________

(5)	Total fee paid: _____________________
[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) (2)	Amount Previously Paid: _____________________ Form, Schedule or Registration Statement No.: _____________________
(3)	Filing Party: _____________________

(4)	Date Filed: _____________________

ACCESS PHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517
Dallas, Texas  75219
 (214) 905-5100

NOTICE OF ACTION BY
WRITTEN CONSENT OF MAJORITY STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

We are furnishing this notice and the accompanying information statement (the “Information Statement”) to the holders of shares of common stock, par value $0.01 per share (“Common Stock”); the holders of shares of Series A Cumulative Preferred Stock (the “ Series A Preferred Stock”); and the holders of our Series B Cumulative Preferred Stock (the “Series B Preferred Stock”), of Access Pharmaceuticals, Inc. (the “Company”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation 14C and Schedule 14C thereunder, and Section 228(e) of the Delaware General Corporation Law (the “DGCL”) in connection with the approval by the stockholders of the Company of the action described below (the “Action”), as recommended by the Board of Directors:

1.
The amendment of the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock at a specific ratio within the range from 1-for 5 to 1-for-50 as the Board of Directors shall determine.

The purpose of this Information Statement is to notify our stockholders that on September 22, 2014 the owners of approximately 67.9% of our issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock executed a written consent approving the Action. In accordance with Rule 14c-2 promulgated under the Exchange Act, the Action will become effective no sooner than 20 days after we mail this notice and the accompanying Information Statement to our stockholders.

The written consent that we received constitutes the only stockholder approval required for the Action under Delaware law and, as a result, no further action by any other stockholder is required to approve the Action and we have not and will not be soliciting your approval of the Action.

This notice and the accompanying Information Statement are being mailed to our stockholders on or about October 2, 2014. This notice and the accompanying Information Statement shall constitute notice to you of the action by written consent in accordance with Rule 14c-2 promulgated under the Exchange Act.

By Order of the Board of Directors, /s/ Scott Schorer Chief Executive Officer

TABLE OF CONTENTS
GENERAL	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	2
INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON	3
AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT	3
WHERE YOU CAN FIND MORE INFORMATION	6
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS	7
ANNEX I: CERTIFICATE OF AMENDMENT

i

ACCESS PHARMACEUTICALS, INC.
4848 Lemmon Avenue, Suite 517
Dallas, Texas  75219
(214) 905-5100
__________________________________

INFORMATION STATEMENT

Action by Written Consent of Majority Stockholders

__________________________________

WE ARE NOT ASKING YOU FOR A
PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the holders of shares of common stock, par value $0.01 per share (“Common Stock”); the holders of shares of Series A Cumulative Preferred Stock (the “ Series A Preferred Stock”); and the holders of our Series B Cumulative Preferred Stock (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”), of Access Pharmaceuticals, Inc. in connection with the action taken by written consent of the holders of our issued and outstanding shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock taken without a meeting to approve the action described in this Information Statement. In this Information Statement, all references to “the Company,” “we,” “us” or “our” refer to Access Pharmaceuticals, Inc. We are mailing this Information Statement to our stockholders of record on or October 2, 2014.

Pursuant to Rule 14c-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the actions described herein will not become effective until 20 calendar days following the date on which this Information Statement is first mailed to our stockholders.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Company’s Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

Action by the Stockholders of the Company

On September 22, 2014, in accordance with Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), the Board of Directors (the “Board”) of the Company unanimously adopted resolutions recommending that the stockholders approve the following action (the “Action”):

•
The amendment of the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock at a specific ratio within the range from 1-for 5 to 1-for-50 as the Board of Directors shall determine (the “Reverse Stock Split”).

As of the close of business on September 29, 2014, we had 26,704,443 shares of Common Stock outstanding; 2,893.3617 shares of Series A Preferred Stock outstanding convertible into 57,867,234 shares of Common Stock; and 1,000 shares of Series B Preferred Stock outstanding convertible into 20,000,000 shares of Common Stock. All of the stock above is entitled to vote on the Actions. Each share of outstanding Common Stock is entitled to one vote, and each share of Preferred Stock is entitled to such number of votes that such share would have upon conversion to Common Stock.

On September 22, 2014, pursuant to Sections 228 and 242 of the DGCL and Article II, Section 14 of our Bylaws, we received written consents approving the Action from stockholders holding an aggregate of 71,006,657 shares of our Common Stock and Preferred Stock on an as-converted basis representing 67.9% of our outstanding shares of Common Stock and Preferred Stock on an as-converted basis (the “Majority Stockholders”). Thus, your consent is not required and is not being solicited in connection with the approval of the Actions.

Dissenters’ Rights of Appraisal

Stockholders who did not consent to the Actions are not entitled to assert dissenters’ or appraisal rights under the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to us, the following table sets forth certain information with respect to the beneficial ownership of our Common Stock and Preferred Stock as of September 29, 2014 by (i) each person who is known by us to beneficially own more than five percent of any class of our capital stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all our executive officers and directors as a group. Beneficial ownership as reported in the following table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The address of each holder listed below, except as otherwise indicated, is c/o Access Pharmaceuticals, Inc., 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Common Stock (1)	Percent of Common Stock	Amount and Nature of Beneficial Ownership Preferred Stock (on an as-if- converted basis)	Percent of Preferred Stock	Amount and Nature of Beneficial Ownership All Classes of Stock	Percent of All Classes
Steven H. Rouhandeh(2)	1,000,000	3.7	-	*	1,000,000	*
Jeffrey B. Davis (3)	511,000	1.9	-	*	511,000	*
Mark J. Ahn, Ph. D. (4)	416,000	1.6	-	*	416,000	*
Mark J. Alvino (5)	231,000	*	-	*	231,000	*
Stephen B. Howell, M.D. (6)	419,422	1.6	-	*	419,422	*
SCO Capital Partners LLC, SCO Capital Partners LP, and Beach Capital LLC (7)	27,943,179	55.3%	62,462,614	80.0%	90,405,793	70.3%
Larry N. Feinberg(8)	493,593	1.9%	8,746,208	11.2%	9,239,801	8.9%
Lake End Capital LLC (9)	929,483	3.5%	4,758,410	6.1%	5,687,893	5.4%
All Directors and Executive Officers as a group (consisting of 5 persons) (10)	2,577,422	9.0%	-	*	2,577,422	2.4%

* - Less than 1%

(1)
Includes our outstanding shares of Common Stock and Preferred Stock held plus all shares of Common Stock and Preferred Stock issuable upon exercise of options, warrants and other rights exercisable within 60 days of September 29, 2014.

(2)
Steven H. Rouhandeh, our Chairman, is known to beneficially own an aggregate of presently exercisable options for the purchase of 1,000,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan. He is also Chairman of SCO Financial Group LLC. His address is c/o SCO Capital Partners LLC, 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 3,481,805 shares of our Common Stock, warrants to purchase an aggregate of 24,461,374 shares of our Common Stock, 42,462,614 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 20,000,000 shares of Common Stock issuable upon conversion of Series B Preferred Stock . Mr. Rouhandeh disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(3)
Mr. Davis, our former Chief Executive Officer, is known to beneficially own an aggregate of 7,333 shares of our Common Stock, presently exercisable options for the purchase of 25,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 503,667 shares of Common Stock underlying warrants held by Mr. Davis.  Lake End Capital LLC’s address is 33 Tall Oaks Drive, Summit, NJ 07901. Lake End Capital LLC is known to beneficially own an aggregate of 335,575 shares of our Common Stock, warrants to purchase an aggregate of 593,908 shares of our Common Stock and 4,758,410 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock. Mr. Davis disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(4)
Dr. Ahn, our Director, is known to beneficially own an aggregate of 25,000 shares of our Common Stock, presently exercisable options for the purchase of 391,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.

(5)	Mr. Alvino, our Director, is known to beneficially own an aggregate of presently exercisable options for the purchase of 231,000 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan.
(6)
Dr. Howell is known to beneficially own an aggregate of 24,722 shares of our Common Stock, presently exercisable options for the purchase of 392,200 shares of our Common Stock pursuant to the 2005 Equity Incentive Plan and 2,500 shares of our Common Stock pursuant to the 1995 Stock Option Plan.

(7)
SCO Capital Partners LLC, SCO Capital Partner LP, Beach Capital LLC and SCO Financial Group's address is 1325 Avenue of the Americas, 27th Floor, New York, NY 10019. SCO Financial Group LLC and affiliates (SCO Capital Partners LP and Beach Capital LLC) are known to beneficially own an aggregate of 3,481,805 shares of our Common Stock, warrants to purchase an aggregate of 24,461,374 shares of our Common Stock, 42,462,614 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 20,000,000 shares of Common Stock issuable upon conversion of Series B Preferred Stock. Each of Mr. Rouhandeh and Mr. Davis, directors of Access and Mr. Rouhandeh and Mr. Davis are executives of SCO Capital Partners LLC and disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(8)
Larry N. Feinberg is a partner in Oracle Partners, L.P. His address is c/o Oracle Partners, L.P., 200 Greenwich Avenue, 3rd Floor, Greenwich, CT 06830. Oracle Partners, L.P. and affiliates (Oracle Institutional Partners, L.P., Oracle Investment Management, Inc., Sam Oracle Fund, Inc. and Mr. Feinberg) are known to beneficially own an aggregate of 493,593 shares of our Common Stock and Series A Preferred Stock which may be converted into an aggregate of 8,746,208 shares of our Common Stock.

(9)
Lake End Capital LLC’s address is 33 Tall Oaks Drive, Summit, NJ 07901. Lake End Capital LLC is known to beneficially own an aggregate of 335,575 shares of our Common Stock, warrants to purchase an aggregate of 593,908 shares of our Common Stock and 4,758,410 shares of Common Stock issuable to them upon conversion of Series A Preferred Stock.

(10)	Does not include shares held by SCO Financial Group LLC and affiliates nor Lake End Capital LLC.

INTERESTS OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

No officer or director of the Company, nor any of their associates, has any substantial interest in the Actions, other than his or her role as an officer or director of the Company.

On September 22, 2014, pursuant to Sections 228 and 242 of the DGCL, we received written consents from the Majority Stockholders approving the amendment to the Articles of Incorporation to effect the Reverse Stock Split at a ratio as determined by the Board within the foregoing parameters.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT

On September 22, 2014, the Board and a majority of our stockholders adopted resolutions authorizing an amendment to the Company’s Articles of Incorporation to effect a reverse stock split of the outstanding shares of Common Stock at a specific ratio within a range from 1-for-5 to 1-for-50 as the Board shall determine (the “Reverse Stock Split”).

This action supersedes the action authorizing a reverse stock split approved by the shareholders at the May 15, 2014 Annual Meeting.

Reasons for the Reverse Stock Split

The Reverse Stock Split is intended to increase the per share stock price of our Common Stock. As of September 30, 2014, the last reported closing price of the Common Stock was $0.28 per share. The Board believes that if we are successful in maintaining a higher price per share of our Common Stock, we will be able to generate greater interest among investors and institutions. If we are successful in generating such interest, we anticipate that our Common Stock would have greater liquidity and a stronger investor base. Our Board also believes that a higher stock price is necessary in order for our Common Stock to qualify for a listing on a national stock exchange or the NASDAQ Stock Market.

We cannot assure you that it will be successful in generating greater interest among investors and institutions or that the Common Stock will qualify for a listing on a national stock exchange or the NASDAQ Stock Market. Stockholders should also note that if we elect to implement a Reverse Stock Split, there is no assurance that prices for shares of the Common Stock after the Reverse Stock Split will increase proportionally to the exchange ratio of the Reverse Stock Split (or at all). Other factors such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. We cannot guarantee to stockholders that the price of our shares will reach or sustain any price level in the future, and it is possible the Reverse Stock Split will have no lasting impact on its share price. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Consequently, there can be no assurance that the Reverse Stock Split will achieve the desired results.

While the Company will have additional shares of common stock able to be issued upon the implementation of a reverse stock split (if a reverse split is implemented), the Company currently has no firm plans or arrangements to issue any such additional shares of common stock. The Company notes that it currently does have a registration statement on Form S-1 on file with the SEC and the Company may issue shares of Common Stock under such registration statement in the future. It is possible in the future that the Company may issue additional shares of common stock in order to finance the operations of the Company.

The Board may determine in its discretion the exchange ratio for the Reverse Stock Split, provided that such exchange ratio is between 1-for-5 to 1-for-50, whereby one post-Reverse Stock Split share of Common Stock (the “New Shares”) is exchanged for up to thirty pre-Reverse Stock Split shares of Common Stock (the “Old Shares”). In determining the range of Reverse Stock Split ratios, the Board considered numerous factors, including:

•	the historical and projected performance of the Common Stock and volume level before and after the Reverse Stock Split;
•	the prevailing trading price for the Common Stock and the volume level thereof;

•	potential devaluation of our market capitalization as a result of the Reverse Stock Split;
•	prevailing market conditions and general economic and other related conditions prevailing in our industry and in the marketplace generally; and

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in the Common Stock.
In evaluating the Reverse Stock Split, the Board also took into consideration negative factors associated with reverse stock splits in general. These factors include the negative perception of reverse stock splits held by some investors, analysts and other stock market participants, as well as the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels. The Board, however, determined that these negative factors were outweighed by the potential benefits.

Effects of the Reverse Stock Split

At the Effective Time (as defined below), each lot of up to thirty Old Shares, as determined by the Board, issued and outstanding immediately prior to the Effective Time will, automatically and without any further action on the part of our stockholders, be combined into and become one New Share, subject to the treatment for fractional shares described below, and each certificate which, immediately prior to the Effective Time, represented Old Shares will be deemed, for all corporate purposes, to evidence ownership of New Shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

The Reverse Stock Split will be effected simultaneously for all our then-existing Old Shares and the exchange ratio will be the same for all of our shares of outstanding Common Stock. The Reverse Stock Split will automatically adjust the conversion ratio of each share of our authorized preferred stock based on the reverse stock split ratio. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in the Company, subject to the treatment for fractional shares described below. See “Fractional Shares” below. The New Shares issued pursuant to the Reverse Stock Split will be fully paid and non-assessable. All New Shares will have the same par value, voting rights and other rights as Old Shares. Stockholders of the Company do not have preemptive rights to acquire additional shares of Common Stock in connection with any reverse stock split. The following table provides the effects of the Reverse Stock Split based on the ratios in the specified range and is based on 26,704,443 shares of Common Stock outstanding as of September 29, 2014.

Proposed Reverse Stock Split	Percentage Reduction in the Outstanding Shares of Common Stock	Common Stock Outstanding after the Reverse Stock Split
1 for 5	80.0%	5,340,889
1 for 10	90.0%	2,670,444
1 for 15	93.3%	1,780,296
1 for 20	95.0%	1,335,222
1 for 25	96.0%	1,068,178
1 for 30	96.7%	890,148
1 for 35	97.1%	762,984
1 for 40	97.5%	667,611
1 for 45	97.8%	593,432
1 for 50	98.0%	534,089

A new CUSIP number will also be assigned to the Common Stock following the Reverse Stock Split.

Commencing at the Effective Time, all outstanding options, warrants and convertible preferred stock entitling holders thereof to purchase shares of Common Stock would entitle such holders to receive, upon exercise of their securities, a fraction (depending on the actual exchange ratio of the Reverse Stock Split) of the number of shares of Common Stock which such holders may purchase or receive upon exercise or conversion of their securities. In addition, commencing at the Effective Time, the exercise or conversion price of all outstanding options, warrants and  convertible preferred stock of the Company would be increased proportionally, based on the actual exchange ratio of the Reverse Stock Split.

Fractional Shares

No scrip or fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to receive a fractional share of Common Stock. In lieu of issuing fractional shares, the Company would round up to one whole share of Common Stock in the event a stockholder would be entitled to receive a fractional share of Common Stock.

Effect on Voting Rights of, and Dividends on, Common Stock

Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Reverse Stock Split. The percentage of outstanding shares owned by each stockholder prior to the Reverse Stock Split, if implemented, will remain the same, except for adjustment as a consequence of rounding up of any fractional shares created by the Reverse Stock Split. See “Fractional Shares” above.

We have not in the past declared, nor do we have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and we are not in arrears on any dividends with respect to our Common Stock. Therefore, we do not believe that the Reverse Stock Split would have any effect with respect to future distributions, if any, to our stockholders.

Effect on Liquidity

The decrease in the number of shares of our Common Stock outstanding as a consequence of the Reverse Stock Split may decrease the liquidity in our Common Stock if the anticipated beneficial effects do not occur. See “Purposes of the Reverse Stock Split” above. If implemented, the Reverse Stock Split may result in some stockholders owning “odd-lots” of less than 100 shares of Common Stock on a post-split basis. Odd lots may be more difficult to sell, or require greater transaction costs per share to sell than shares in “even lots” of even multiples of 100 shares.

Certain U.S. Federal Income Tax Consequences

The discussion below is only a summary of certain U.S. federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of our Common Stock and does not purport to be a complete discussion of all possible tax consequences. This summary addresses only those stockholders who hold their Old Shares as “capital assets” as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and will hold the New Shares as capital assets. This discussion does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Code, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult his, her or its own tax advisor as to the particular facts and circumstances that may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

The Reverse Stock Split will qualify as a recapitalization for U.S. federal income tax purposes. As a result:

•	Stockholders should not recognize any gain or loss as a result of the Reverse Stock Split.
•	The aggregate basis of a stockholder’s pre-Reverse Stock Split shares will become the aggregate basis of the shares held by such stockholder immediately after the Reverse Stock Split.

•	The holding period of the shares owned immediately after the Reverse Stock Split will include the stockholder’s holding period before the Reverse Stock Split.
The above discussion is not intended or written to be used, and cannot be used by any person, for the purpose of avoiding U.S. federal tax penalties. It was written solely in connection with the proposed Reverse Stock Split of our Common Stock.

Effective Date of the Reverse Stock Split

The Reverse Stock Split will become effective upon the filing of a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Delaware or at such later time as indicated in such amendment (the “Effective Time”), but in no event prior to the end of the 20-day period following the date on which this Information Statement is mailed first to our stockholders. We intend to file the Certificate of Amendment to our Articles of Incorporation in the form attached hereto as Annex I with the Secretary of State of the State of Delaware promptly after the 20-day period following the date on which this Information Statement is first mailed to our stockholders. The exact timing of the filing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to us and our stockholders, and the Board. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment, the Board, in its sole discretion, determines that it is no longer in our best interests and the best interests of our stockholders.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219, attention: Chief Financial Officer, or (b) calling the Company’s principal executive offices at (214) 905-5100.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may send notification to or call the Company’s principal executive offices at the address or telephone number noted above. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices at the address or telephone number noted above.

By Order of the Board of Directors, /s/ Scott Schorer Chief Executive Officer